UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/17/2009

DISCOVER FINANCIAL SERVICES
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33378

Delaware	36-2517428
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2500 Lake Cook Road, Riverwoods, Illinois 60015
(Address of principal executive offices, including zip code)

(224) 405-0900
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 17, 2009, the Compensation Committee (the "Committee") of the Board of Directors of Discover Financial Services (the "Company") approved modifications to the compensation benefits (the "Modifications") of our named executive officers (the "NEOs").

Previously, on March 13, 2009, the Company announced changes to compensation benefits affecting our NEOs to comply with the executive compensation requirements of the Emergency Economic Stabilization Act of 2008, as amended, including the implementing standards issued by the U.S. Department of Treasury ("EESA"). Pursuant to EESA, our NEOs will not receive any cash bonus or other forms of prohibited equity incentive compensation during the Company's participation in the Treasury's Capital Purchase Program ("CPP"). Any permitted variable equity compensation which is granted to our NEOs while the Company is a participant in the CPP is limited to one-third of the employee's annual compensation and does not become fully transferable until after the Company ceases to be a participant in the CPP.

The Modifications adjust the base salary rates of our NEOs other than that of David Nelms, our Chief Executive Officer, whose base salary remains unchanged. The new base salaries of our other NEOs are as follows: $800,000 for Roger Hochschild, President and Chief Operating Officer, $750,000 for Roy Guthrie, Executive Vice President and Chief Financial Officer, $750,000 for Diane Offereins, Executive Vice President, and $750,000 for Carlos Minetti, Executive Vice President. These Modifications, which are effective as of June 1, 2009, adjust the mix between fixed and variable compensation reducing the emphasis on variable compensation. Our NEOs' total compensation for fiscal 2009 is expected to be significantly lower than for fiscal 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discover Financial Services

Date: June 19, 2009	By:	/s/ Simon Halfin
Simon Halfin
Assistant Secretary